Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151595 on Form S-8 and Registration Statement No. 333-159902 on Form S-3 of our reports dated February 21, 2012, relating to the consolidated financial statements and financial statement schedule of Lorillard, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2011 appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

February 21, 2012